EXHIBIT 10.81

CONFIDENTIAL


Date:             February 22, 1999

To:               Stephen Evans-Freke
                  Chairman and Chief Executive Officer

cc:               Susan Kanaya, Treasurer, SUGEN, Inc.
                  Suzanne Hooper, Cooley Godward LLP

From:             Donald E. Nickelson
                  Chairman of the Compensation Committee
                  SUGEN, Inc. Board of Directors

Reference:        Modification of July 21, 1998 Letter Agreement


Dear Stephen:

At its meeting on February 22, 1999, the Compensation Committee of SUGEN Inc.'s Board of Directors agreed to modify the second paragraph of its letter agreement with you dated July 21, 1998. As modified, such paragraph will read in its entirety as follows:

         "In consideration for your commitment to serve as Chief Executive Officer for up to one further year, SUGEN promises to transfer to you up to 100,000 shares of fully paid-up common stock of SUGEN, Inc. ("Shares"), provided the following conditions are satisfied. If SUGEN appoints a new Chief Executive Officer prior to January 1, 2000, SUGEN will transfer 50,000 shares to you within 10 days following such appointment, but not earlier than January 4, 1999. If SUGEN (including its affiliated entities) raises at least an additional $30 million in new money prior to July 1, 1999, SUGEN will transfer to you 50,000 Shares within 10 days following the completion of such transaction, but not earlier than January 4, 1999. Both contingencies may be met by any means in order to count for these purposes. Until the time of transfer under the foregoing conditions, you are not a shareholder of SUGEN in respect of any of the 100,000 Shares. Notwithstanding the foregoing, should a Change of Control (as hereinafter defined) occur prior to January 1, 2000, SUGEN will transfer to you, not later than the date of such Change of Control, such number of the 100,000 shares as have not already been transferred to you. For this purpose, "Change of Control" means any consolidation or merger of SUGEN, Inc. with any other corporation (other than a wholly-owned subsidiary of SUGEN, Inc.) in which the stockholders of SUGEN, Inc. immediately prior to such consolidation or merger do not own in excess of fifty percent (50%) of the equity interests in the surviving corporation in such consolidation or

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         merger  immediately after consummation of such consolidation or merger, any sale or  transfer  of all or  substantially  all of the  assets  of
         SUGEN, Inc., or any share exchange pursuant to which all of the outstanding shares of SUGEN, Inc.'s Common Stock are exchanged into
         other  securities   (except  securities  of  an  entity  in  which  the
         stockholders of SUGEN, Inc. immediately prior to such exchange own greater than fifty percent (50%) of the equity interests immediately after such exchange) or property."

In all other respects, the letter agreement dated July 21, 1998 remains in full force and effect.

If this proposal is acceptable to you, please confirm this by signing below in the indicated space on each copy of this letter, returning one to me with copies to Susan Kanaya and Suzanne Hooper, and retaining the other for your records.

                                   Sincerely,


                                   Donald E. Nickelson


Agreed:



______________________________________        Date: ____________________________
Stephen Evans-Freke
Chairman and Chief Executive Officer

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